CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND REPLACED WITH “[…***…]” BECAUSE IT IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Exhibit 10.4

OPERATION AND MAINTENANCE AGREEMENT between BLOOM ENERGY CORPORATION as Provider and RAD BLOOM PROJECT HOLDCO LLC as Owner dated as of June 25, 2021

SCHEDULES
Schedule 1 --         Portfolio Projects
Schedule 2 --         Services
Schedule 3 --         Insurance
Schedule 4 --        Service Fees and Standard Adders
Schedule 5 --        Minimum Production Insurance Policy Provider Obligations

EXHIBITS
Exhibit A -- Form of Claim Notice
Exhibit B -- Form of Quarterly Report
APPENDICES
Appendix A -- Definitions

2

This Operations and Maintenance Agreement (this “Agreement” or this “O&M”), dated as of June 25, 2021 (the “Effective Date”), is entered into by and between BLOOM ENERGY CORPORATION, a Delaware corporation (“Provider”), and RAD BLOOM PROJECT HOLDCO LLC, a Delaware limited liability company (“Owner”). Provider and Owner are referred to in this O&M individually, as a “Party” and, collectively, as the “Parties”.
RECITALS
WHEREAS, Provider is in the business of operating and maintaining solid oxide fuel cell power generating facilities;
WHEREAS, Owner is a company formed for the purpose of owning and operating the Projects;
WHEREAS, Owner will purchase the Projects pursuant to the EPC; and
WHEREAS, Owner desires to engage Provider to provide certain operations and maintenance services for the Facilities in the Portfolio and Provider desires to provide such operations and maintenance services.
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the Parties agree as follows.
Article I.
PROJECTS
Section 1.01 Definitions. Capitalized terms used herein shall have the meanings set forth in Appendix A.
Section 1.02 Term.
(a)With respect to each Project in the Portfolio, the term of this O&M shall commence on the COD for the associated Facility and shall end on the earliest to occur of (i) the associated Customer Agreement terminates or expires, and is not renewed, (ii) this O&M is terminated early pursuant to Article VIII, and (iii) this O&M is otherwise terminated in its entirety or with respect to the related Facility in accordance with the terms of the O&M (the “O&M Term”).
(b)With respect to a given Project in the Portfolio, if the term of the applicable Customer Agreement is extended pursuant to a provision in such Customer Agreement that provides for a day-for-day extension for any period during which the Facility is not generating electricity at the Customer’s election (a “Customer Agreement Day Extension”), then the O&M Term for the related Facility shall automatically be extended accordingly.
Section 1.03 Portfolio. During the Availability Period, each month Owner will deliver (or cause Contractor to deliver directly) an updated Schedule 1 (Portfolio Projects) to this O&M, in each case reflecting the addition of any Scheduled Projects that achieved COO, and if any, removals of Scheduled Projects from the Portfolio pursuant to the terms of this O&M or the EPC Contract, in each case during such month. If, after expiration of the Availability Period, a Project is removed from the Portfolio pursuant to the terms of the EPC or this O&M, Owner will promptly deliver to Provider an updated Schedule 1 to this O&M that reflects such removal and this O&M will terminate with respect to such removed Project.
Section 1.04     Within fifteen (15) days after the Commitment Expiration Date, Provider will notify Owner of the final Output Percentage for each of the Output Specifications for purposes of Section 5.05(a)(vi) of the EPC.

Section 1.05    The Parties acknowledge that Owner is the sole member of the “Buyers” under the EPC and Owner is entering into this O&M to secure Provider’s services for the Facilities owned by the Buyers. The Parties further acknowledge that Provider is also “Contractor” under the EPC and that the circumstances giving rise to an indemnity payment from Provider under this Agreement may also give rise to an obligation payable by Contractor under the EPC. Accordingly, payment of an indemnity obligation by Provider under this Agreement may, if appropriate, be instead treated by a Buyer under the EPC as a payment by Contractor under the EPC; provided that, Provider/Contractor shall not be held liable for the same payment or obligation twice on the theory that the applicable liability is claimable under both the EPC and O&M.
Article II.
OPERATIONS AND MAINTENANCE SERVICES
Section 2.01    Services. With respect to each Project in the Portfolio, during the applicable O&M Term, Provider will (i) perform all of the ongoing operation and maintenance work contemplated by the Project Documents for such Project, including preventative and routine maintenance obligations and the obligations set forth on Schedule 2, and (ii) repair or replace the Facility associated with each Project as necessary to ensure such Facilities comply with the Portfolio Warranties and the Customer Warranties (the “Services”). Unless expressly excluded under Section 2.02, as part of the Services, Provider will perform all operation and maintenance work contemplated by each of the Customer Agreements and provide any other incidental services or incidental items not specifically described in this O&M if it may be reasonably inferred that such additional work or incidental item is reasonably necessary to provide the Services in accordance with the Performance Standards.
(a)With respect to each Project in the Portfolio, the Services also include:
(i)the periodic repair or replacement of any degraded component of the Facility to the extent required by the Customer Warranties or any Warranty Claim (including FRUs in accordance with Section 2.04 (FRU Replacement));
(ii)the processing of any Warranty Claim in accordance with Section 6.05 (Warranty Claims);
(iii)the periodic reporting required under Section 3.04 (Notifications, Reporting and Record-Keeping);
(iv)the provision of access to BloomConnect; and
(v)removal of a Facility in accordance with Section 2.03 (i) upon the purchase of a Facility under Section 7.02 (Facility Termination Event Remedies) or (ii) in connection with an Owner termination of this O&M for a Facility under 8.01(a) (Owner Termination).
(b)Notwithstanding the foregoing, if a Facility is idle due to a scheduled outage, a Customer Agreement Day Extension, or any other curtailment, which idling is not due to Provider’s breach of this O&M, Provider shall continue to perform the operation and maintenance services require to facilitate a safe and reliable restart of the Facility following such idle period, and all such periods (including ramp-down and ramp-up) will be excluded from the calculation of the Portfolio Warranties.
Section 2.02    Exceptions and Exclusions.
(a)For any given Project, the Services do not include and Provider will not be responsible for any of the following:

(i)any services for which the Customer expressly bears the expense under its Customer Agreement, any other applicable Project Document to which the Customer is a party, or any services that are outside of the scope of the obligations of Owner under such Customer Agreement or Project Document; provided, that Owner shall offer Provider the opportunity to provide such services prior to engaging any third party to perform such services for Owner; and provided further, that nothing in this Section 2.02(a)(i) shall detract from any obligation otherwise owed by Provider to Owner under this Agreement, including, without limitation, Provider’s obligations with respect to the Portfolio Warranties;
(ii)The period during a suspension of operations of a Facility caused by a Customer Agreement Day Extension will be excluded from the calculation of the Portfolio Warranties; provided, Provider will be obligated to perform the activities necessary to facilitate a safe and reliable restart of the Facility at the expiration of such Customer Agreement Day Extension; and
(iii)Any services expressly stated to be performed by Provider on behalf of Owner under the Administrative Services Agreement.
(b)Provider shall have no liability for any failure to perform the Services to the extent such performance is rendered impossible by reason of (i) a breach by Owner of its obligations under any Transaction Document, (ii) a breach by a Project Party under any Project Document, or (iii) changes in Applicable Law; provided, however, that Provider shall continue to perform its other obligations under this O&M that are not affected by such breach or change.
(c)If a change in Applicable Law that would materially increase the cost to any maintenance service provider providing services that are similar in nature to the Services, […***…], and has or will materially increase the cost to Provider of performing the Services,
(i)    […***…].
(ii)    […***…].
(iii)    […***…].
[…***…].
[…***…].
Section 2.03    Facility Removal. If Provider is required to remove a Facility in connection with Sections 2.05 (Remarketing), 2.07 (Relocation), 7.02 (Facility Termination Event Remedies), 8.01(d) (Owner Termination), or otherwise, then Provider will:
(a)remove the Facility from the Site;
(b)restore the Site to the condition required by the Project Documents; and
(c)close all utility connections and properly seal all Site penetrations.
Facility removals pursuant to Sections 7.02 (Facility Termination Event Remedies) and 8.01(d) are provide as part of the Services. Facility removals pursuant to Sections 2.05 (Remarketing) and 2.07 (Relocation) are excluded from the Services.

Section 2.04    Repair and Replacement of FRUs.
(a)With respect to any Facility in the Portfolio, Provider may, in its sole discretion, replace one or more FRUs included in the Facility with FRUs of a different model, so long as:
(i)the replacement model has been subjected to inspections and tests performed by Provider which indicate that it is reasonably expected to perform at least as well as the model it replaces; and
(ii)if the replacement of a FRU is made within five (5) years of the date the Facility was Placed in Service, Provider reasonably expects that, upon such replacement, the Facility will have an aggregate cost of replaced parts that is less than eighty percent (80%) of the Facility’s total value (the cost of the new parts plus the value of the remaining Facility originally Placed in Service).
(b)Provider may use refurbished parts in the repair or replacement of FRUs, provided that any such refurbished parts will have passed the same inspections and tests performed by Provider on new parts of the same type.
Section 2.05    Remarketing and Redeployment Assistance. The Parties acknowledge and agree that in certain circumstances, Owner (or certain of Owner’s Affiliates) may be obligated to attempt to remarket and redeploy certain Facilities in connection with the termination of one or more Customer Agreements with respect to such Facilities pursuant to the applicable Customer Agreement or an agreement between Owner (or the applicable Owner Affiliate or other predecessor-in-interest) and the applicable Customer Agreement Customer(s) (“Redeployment Agreement”). In such event, Provider agrees to assist Owner in its efforts to resell or redeploy each such Facility, using at least that degree of effort as is required of Owner (or the applicable Owner Affiliate or other predecessor-in-interest) pursuant to the applicable Redeployment Agreement; without in any way limiting the foregoing, Provider assistance shall include, without limitation, taking the following actions for Owner’s benefit upon request: (a) on a nondiscriminatory basis with respect to other similar equipment of Provider, distributing to its sales organization information on the availability, location and price of such Facility, and agreeing to provide to a prospective purchaser of such unit or the output thereof, as applicable, at no cost to such purchaser a certificate of maintainability with respect to such unit, (b) causing such Facility to be reinstalled at the applicable purchaser’s site at Provider’s then prevailing installation rates, including procuring and installing any necessary BOF equipment related thereto, (c) causing such Facility to be refurbished or reconfigured as necessary or appropriate to facilitate such resale or redeployment, and (d) entering into an operations and maintenance agreement for all operations and maintenance services necessary to operate such Facility following resale or redeployment at Provider’s then prevailing maintenance rates for similar equipment and including a scope of work, performance guaranties, and indemnification provisions similar in all material respects to the Customer Agreement pursuant to which the applicable Facility was originally installed (collectively, the “Remarketing Activities”). All of Provider’s reasonable costs and expenses (including a reasonable allocation of personnel hours) incurred in connection with the actions described in this Section 2.04 shall be reimbursed by Owner, and Provider will reasonably cooperate with Owner to provide Owner with any documentation that is required pursuant to the applicable Customer Agreement or Redeployment Agreement to support such costs and expenses.
Section 2.06    Relocation or Removals of Power Modules. In the event that a Customer Agreement permits the applicable Customer to require the relocation or removal of power modules, Owner may, upon request made by such Customer pursuant to the provisions of the applicable Customer Agreement, require Provider to relocate or remove power modules pursuant to this Section 2.06.

(a)In the event that one or more power modules are to be relocated pursuant to this Section 2.06, Provider shall promptly perform all actions necessary for the removal of such power modules from the original Site(s) and the transportation to, and reinstallation and resumption of operations of, such power modules at the relocation Site(s) determined in accordance with the applicable Customer Agreement. Provider shall bear all costs associated with such relocation unless the applicable Customer is required to bear such costs pursuant to the terms of the applicable Customer Agreement, in which case (i) Provider and Owner shall cooperate in good faith to prepare appropriate documentation of such costs, (ii) Owner shall cause the relevant Project Company to use all commercially reasonable efforts to obtain payment from the applicable Customer as permitted under the applicable Customer Agreement, and (iii) Owner will promptly remit to Provider all payments obtained from the applicable Customer in respect of such costs associated with the relocation of the applicable power modules; and
(b)In the event that one or more power modules are to be removed pursuant to this Section 2.06, Provider will promptly remove such power modules from the applicable Facility(ies), and the Parties will cooperate in good faith to identify one or more Facilities in the Portfolio at which to redeploy such power modules, either as additional power modules installed in then-empty power module cabinets or to replace operating power modules nearing the end of their useful life. In identifying such Facilities, the Parties will consider (among other things) (i) the availability of empty power module cabinets, (ii) wiring or other equipment limitations, and (iii) any restrictions or limitations imposed by Legal Requirements, the Customer Agreements, and the applicable Interconnection Agreements. Until a power module is redeployed pursuant to the terms of this Section 2.06(b), Provider shall be responsible for the handling, shipping and storage of such power module, and shall bear all risk of loss with respect thereto during such period. Provider shall bear all costs associated with the redeployment of power modules pursuant to the terms of this Section 2.06(b).
Section 2.07    Provider Cooperation. At Owner’s cost and request, Provider shall use commercially reasonable efforts to assist Owner and the applicable Project Company in completing any of its or their obligations under the Project Documents and this O&M.
Section 2.08    […***…].
(a)[…***…].
(b)[…***…].
(c)[…***…].
(d)[…***…].
(e)[…***…].
(f)Representations.
(i)[…***…]; and
(ii)[…***…].
Section 2.09    Re-sale under Section 210 of PURPA. Provider represents and warrants that the Services are and shall be performed so as to ensure that the Facilities are not selling, and will not sell, electric energy for resale under Section 210 of the Public Utility Regulatory Policies Act of 1978.
Section 2.10    Force Majeure. If Provider cannot perform some or all of the Services due to the occurrence of a Force Majeure Event, then Provider will be excused from the Services to the extent so prevented; provided, however, that (a) Provider, no later than five (5) Business Days after the occurrence of such Force Majeure Event, provides Owner notice in writing describing the particulars of such event, including its expected duration; (b) the applicable suspension of the Services shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event; (c) Provider shall not be relieved of any liability for an event that arose before the occurrence of the Force Majeure Event; (d) Provider shall exercise commercially reasonable efforts to correct or cure (and at all times minimize) the event or condition excusing performance and resume the Services; and (e) when Provider is able to resume performance of the Services, it shall promptly give the Owner notice in writing thereof and resume performance.
Article III.
PROVIDER’S ADDITIONAL RIGHTS AND RESPONSIBILITIES
Section 3.01    Performance Standards. Provider shall perform the Services in accordance with the Performance Standards.
Section 3.02    Permitting. At its own cost, Provider shall obtain (to the extent not already obtained) and maintain all Permits necessary to perform and complete the Services. Provider will assist Owner in the preparation and submission of any filings or notices required to be made by Owner under the terms of any Permit held by Owner under Applicable Law in connection with the Facility.
Section 3.01    Insurance.
(a)At its own cost, Provider shall obtain and maintain the insurance described in Schedule 3. Provider is not responsible for carrying property or casualty insurance, insurance for property damage, business interruption insurance, or rent loss insurance or insuring any Facility generally. To the extent any of the foregoing is required by the Project Documents, Owner is responsible for obtaining and maintaining such insurance policies.
(b)Contractor shall undertake the obligations with respect to the Minimum Production Insurance Policy as set forth in Schedule 5 attached hereto (the “Minimum Production Insurance Policy Provider Obligations”).
Section 3.04    Notifications, Reporting and Record-Keeping.
(a)Notifications. With respect to any Project, Provider shall notify Owner of any of the following:
(i)any event or circumstance which has materially delayed or prevented Provider’s performance of its obligations under this O&M promptly upon Provider’s Knowledge thereof or an event or circumstance which would reasonably be expected to delay or prevent Provider’s performance of its obligations under this O&M promptly upon Provider’s receipt of written notice in respect thereof;
(ii)the occurrence of any material damage to any Facility or a Site, including a description of such damage in reasonable detail, promptly upon Provider’s Knowledge thereof;
(iii)a warranty claim is made under a Customer Warranty, promptly upon Provider’s Knowledge thereof;
(iv)copies of all material documents (including in connection with Permits) furnished to Provider by a Governmental Authority in respect of any Facility in the Portfolio or any Project promptly upon Provider’s receipt thereof, and a copy of such documents to the extent permitted by Applicable Law;

(v)a material dispute (evidenced in writing) between Provider and a Governmental Authority in respect of any Facility in the Portfolio or any Project, promptly upon Provider’s Knowledge thereof; and
(vi)any written material challenge to the status of a Permit necessary to provide the Services, promptly upon Provider’s receipt thereof.
(b)Reporting. Provider shall deliver a quarterly report substantially in the form of Exhibit B to Owner within thirty (30) days after the end of each quarter (the “Quarterly Report”), which Quarterly Report will provide the status of Provider’s compliance with the Portfolio Warranties.
(c)Additional Information. Upon Owner’s reasonable request, Provider shall promptly provide:
(i)any information in connection with any insurance claim filed or considered to be filed by Owner with respect to a Project, and any information such insurance providers may reasonably request in connection with such claim;
(ii)to the extent not already delivered, any Facility Records requested or any other information in Provider’s possession or reasonably available to Provider regarding the Services.
(d)Record-Keeping. Provider shall keep in electronic format and securely stored at one or more of Provider’s offices, the following records and documentation for each Project in the Portfolio (“Facility Records”):
(i)evidence of compliance with the Portfolio Warranties; and
(ii)any other records, reports, or other documentation related to the production and sale of energy from the Facility required under the Project Documents or Applicable Law.
(e)The delivery of any records under this Section 3.04 shall be subject to any third-party confidentiality obligations and Provider’s reasonable Intellectual Property concerns; without limiting the foregoing, Provider may withhold or redact any proprietary information in information provided under this Section 3.04 in Provider’s reasonable discretion and Provider shall have no obligation to disclose such redacted information unless required by Applicable Law or legal compulsion by a Governmental Authority.
Section 3.05    Data Access and ownership.
(a)Provider grants Owner access to BloomConnect and all the data available therein regarding any and all Facilities in the Portfolio (the “Portfolio Data”).
(b)Ownership and use of Data shall be as prescribed in the EPC.
Section 3.06    Liens. In performing its obligations hereunder, Provider shall keep each Project and Facility free and clear of all Liens, other than Permitted Liens, and shall inform Owner promptly after having Knowledge of a Lien filed by reason of Provider’s acts or its failure to pay or perform any obligation under this O&M, or the Project Documents, or upon obtaining written notice of a Lien, other than a Permitted Lien, filed against the Project or related Facility for any other reason. If Provider receives notice that a Lien, other than a Permitted Lien, on any Facility or Project exists, Contractor shall promptly discharge such Lien, or else Contractor may, at its own cost and expense, contest any disputed Lien, other than a Permitted Lien, by all appropriate proceedings, provided that Contractor shall provide a bond in an amount and from a surety acceptable to Owner to protect against such Lien. Owner may, but shall have no obligation to, pay, discharge, or obtain a bond or security for any such Lien, and upon such payment, discharge, or posting of security therefor, shall be entitled immediately to recover from Provider the amount thereof, together with all reasonable and necessary expenses actually incurred by Owner in connection therewith.
Section 3.07    [Intentionally Omitted].
Section 3.08    Fixed Charge Cover Ratio. The Provider shall maintain a Fixed Charge Cover Ratio of at least […***…] for the twelve (12) month period immediately preceding each Testing Period. The Fixed Charge Cover Ratio shall be tested on the Commitment Expiration Date and at the end of each Testing Period thereafter until the earlier to occur of (i) the fifth anniversary of the Final PIS Date; and (ii) the date the Fixed Charge Cover Ratio exceeds […***…] for two consecutive Testing Periods, provided that no prior breach of the Fixed Charge Coverage Ratio has occurred, and provided further, in no event shall the testing requirements herein expire prior to the second anniversary of the Final PIS Date.
Section 3.09    Failure to Meet Fixed Charge Cover Ratio. If Provider fails to meet the Fixed Charge Cover Ratio as of the end of any applicable Testing Period, the Provider shall provide security in an amount equivalent to the next twelve (12) months of payments that would be due from Owner pursuant to Section 5.01 (“the Required Amount”). The Provider may secure the Required Amount with any one of the following methods:
(a)Provider shall establish an account in Provider’s name but with control arrangements in favor of Owner (the “O&M Reserve Account”) and direct Owner to make any payments due from Owner hereunder into the O&M Reserve Account, up to a maximum of the Required Amount (provided that this option will not be available to Provider in the event that a claim has been filed under the Minimum Production Insurance Policy);
(b)by depositing and holding the Required Amount in the O&M Reserve Account; or
(c)by delivery of an Eligible Letter of Credit with an available balance equivalent to the Required Amount.
Provider shall notify Owner of its chosen method of funding O&M Reserve Account within five (5) Business Days after a mutual determination has been made that it has failed to maintain the required Fixed Charge Cover Ratio. If Provider fails to notify Owner of the selected funding method within the time required hereunder, the option under paragraph (a) above shall be deemed to be the selected method. If Provider timely notifies Owner that is has selected option (b) or (c), Provider shall have thirty (30) days from the date of such notice to effect the required funding of the O&M Reserve Account.
Section 3.10    Release Events.
(a)If a Performance Release Event of a type set forth in clause (i) or clause (ii) of the definition of Performance Release Event occurs, all funds in the O&M Reserve Account shall be released to the Provider by wire transfer of immediately available funds within five (5) Business Days after the occurrence of such Performance Release Event. If a Performance Release Event of a type set forth in clause (iii) of the definition of Performance Release Event occurs, an amount equal to the lower of (I) the number of FRU’s replaced multiplied by the Provider’s Standard Cost for the applicable Units and (II) the maximum amount that, if withdrawn from the O&M Reserve Account, would cause the balance on the O&M Reserve Account to equal […***…], shall be released to the Provider by wire transfer of immediately available funds within five (5) Business Days after the occurrence of such Performance Release Event.
(b)All funds in the O&M Reserve Account shall be released to Owner by wire transfer of immediately available funds within one Business Day after Owner’s termination of this Agreement pursuant to Section 8.01(b)(i) or Section 8.01(b)(ii); provided that, Owner may apply funds in the O&M Reserve

Account as an offset against undisputed amounts owed to Owner by Provider and not paid within the time period on which the applicable obligation is required to be paid.
Article IV.
OWNER’S RIGHTS AND RESPONSIBILITIES
Section 4.01    Inspection. Owner shall have the right no more than once during each period of six (6) months upon reasonable prior written notice to examine the records relating to the Portfolio during regular business hours in the location(s) where such records are maintained by Provider for the purposes of verifying Provider’s compliance with its obligations hereunder; provided, however, that any such representative of Owner shall be contractually subject to the obligations set forth in Article VIII (Confidentiality) of the EPC. Owner shall pay the reasonable cost of its inspection except in the event Owner’s inspection reveals that Provider’s reporting of its compliance with the Portfolio Warranties or other parameters in the Quarterly Report deviates more than […***…] percent ([…***…]%) to Owner’s detriment from that reported in the Quarterly Report, in which case all reasonable costs of Owner’s inspection shall be for the account of Provider and deducted from Provider’s next invoice following receipt of Owner’s documentation of such costs).
Section 4.02    Cooperation. At Provider’s sole cost and expense, Owner will use commercially reasonable efforts and good faith, and will cause the applicable Project Company to use commercially reasonable efforts and good faith, to cooperate and assist Provider in performing the Services, which assistance may include, upon Provider’s reasonable written request, assistance in obtaining and maintaining Permits, preparing and submitting any filings or notices required under the Project Documents or Applicable Law, complying with the Performance Standards, and any administrative tasks required in connection therewith.
Section 4.03    Access. With respect to each Project, as the counter-party to each Site License is the applicable Project Company, Owner shall cause such Project Company to grant the same access to the Site provided under the Site License to Provider, as its representative, in order to perform the Services to the extent such Project Company is permitted to do so under the applicable Transaction Document and Applicable Law.
Section 4.04    Title to Replacement Parts. Title to all replacement items, parts, materials, and equipment supplied in connection with Provider’s performance of the Services shall transfer to the applicable Project Company upon installation or inclusion in a Facility. Upon replacement of an item or part as part of the Services provided hereunder, Provider shall remove such item or part, title to such item or part shall pass back to Provider, and Provider shall, subject to the Performance Standards, have the right to dispose of such replaced property in any manner that it chooses in its sole discretion.
Section 4.05    Project Document Modifications. Owner will not, and will cause the applicable Project Company to not, amend, modify, supplement, or otherwise change any Project Document to which such Project Company is a party in a manner that would increase Provider’s obligations or liabilities without Provider’s prior written consent thereto.
Section 4.06    Force Majeure. If Owner or the applicable Project Company is rendered wholly or partially unable to perform any of its obligations hereunder due to the occurrence of a Force Majeure Event, then Owner or such Project Company will be excused from the performance of such obligation to the extent so prevented; provided, however, that (a) Owner, no later than five (5) Business Days after Owner’s Knowledge of such Force Majeure Event, provides Provider notice in writing describing the particulars of such event, including its expected duration; (b) the applicable suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event; (c) neither Owner nor the applicable Project Company shall be relieved of any liability for an event that arose before the occurrence of the Force Majeure Event; (d) Owner shall exercise commercially reasonable efforts, or shall cause the applicable Project Company to exercise commercially reasonable efforts, to correct or cure (and at all times minimize) the event or condition excusing performance and resume performance; and (e) when Owner or, as the case may be, the applicable Project Company, is able to resume performance, it shall promptly give Provider notice in writing thereof and resume performance.
Article V.
PAYMENT
Section 5.01    Cost of Services.
(a)Services Fee. Except as set forth in clause (b) below, each calendar month, Owner will pay Provider for the Services for each Project in the Portfolio, an amount equal to the sum (“Service Fees”) of:
(i)the product of (A) the rate (in $/kW) specified in Schedule 4 for the applicable year (“Base Rate”), multiplied by (B) the associated Facility’s System Capacity (in kW), plus
(ii)the product of (A) the Standard Adders for Ancillary Modules, multiplied by (B) the Ancillary Modules included in the Facilities, if any.
(b)If the Services are provided by Provider for a Facility for only a portion of a calendar month, the Service Fees shall be pro-rated based on the number of days the Services were provided for such Facility during such month.
(c)Exceptions to Services Fee. Owner shall not have an obligation to pay the Services Fee for any Project during the extension of “Initial Term” (as defined in the applicable Customer Agreement) of the applicable Customer Agreement resulting from a Customer Agreement Day Extension. For the avoidance of doubt, Provider will provide the Services during such period.
(d)The Services Fee is the full consideration for the Services and only the Services; provided, that the foregoing shall not prevent Provider’s recovery of amounts actually received by Owner or the applicable Project Company from Customer pursuant to Customer’s reimbursement obligations under its Project Documents for additional services provided by Provider.
(e)Owner may set off undisputed past due amounts owed by Provider against amounts owed to Provider under this O&M. Any such set off shall count as payment of amounts owed. For the avoidance of doubt, nothing in this Agreement shall be construed as a waiver or modification of any setoff right that may be available to any of the Parties under any Applicable Law.
Section 5.02    Invoices.
(a)Invoicing; Payment. Provider will invoice Owner no later than five (5) Business Days before the end of each month for performing the Services. Provider may include in a monthly invoice for the Services any other amounts due and owing from Owner to Provider under this Agreement. Owner will pay each invoice within thirty (30) days of receipt thereof unless such invoice is disputed in good faith pursuant to the terms herein.
(b)Late Payment. For any unpaid amounts due and payable by either Owner or Provider hereunder, interest shall accrue daily on such unpaid balance at the lesser of the monthly rate of (i) one percent (1%) and (ii) the highest rate permissible by law. Provider shall be under no obligation to provide or perform the Services for any Facility for which the Service Fee has not been paid in full unless Owner in good faith disputes the amount of an invoice for a Facility delivered by Provider and pays the undisputed portion thereof, in which case Provider shall continue to provide or perform all Services for such Facility pending the resolution of such dispute pursuant to Section 5.02(c) below. For purposes of this Section 5.02(b), an offset of amounts owed shall count as a payment at the time made.
(c)Disputes. If Owner in good faith disputes any amount invoiced under this Section 5.02 (a “Payment Dispute”), then Owner must pay any undisputed portion of the invoice amount in accordance with the terms herein, and liability for the disputed portion of such invoice will be determined in accordance Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association. Upon resolution of such Dispute, any amounts determined to be owed by Owner to Provider shall be paid within ten (10) days of such determination, plus, if it is determined that such Dispute was not in good faith, interest thereon in accordance with Section 5.02(b).

Article VI.
WARRANTIES
Section 6.01    Output Guaranty and Warranty. During the O&M Term:
(a)Output Specifications. Provider covenants that the Portfolio will:
(i) maintain a Portfolio-wide cumulative average Output Percentage not less than […***…] (the “Output Guaranty”) as measured each Calendar Year; and
(ii)maintain both (a) a Portfolio-wide cumulative average Output Percentage not less than […***…] (the “Cumulative Output Warranty”), and (b) a Portfolio-wide quarterly Output Percentage not less than […***…] (the “Quarterly Output Warranty” and, together with the Cumulative Output Warranty, the “Output Warranty(ies)”). Each Output Warranty will be measured each Calendar Quarter.
(b)For purposes of this Article VI, the following terms are defined as follows:
“Output Percentage” is calculated for a Facility over a given Measurement Period as follows:
“Measurement Date” means, (a) with respect to the Output Guaranty, the last day of each Calendar Year; and (b) with respect to each Output Warranty, the last day of each Calendar Quarter.
“Measurement Period” means (a) with respect to the Output Guaranty, the period from the Facility’s COD until the applicable Measurement Date; (b) with respect to the Cumulative Output Warranty, the period from the Facility’s COD until the applicable Measurement Date; and (c) with respect to the Quarterly Output Warranty, each calendar quarter.
“Actual kWh” means the number of kilowatt hours (kWh) of electricity delivered by a Facility over a given Measurement Period, as measured by the Facility’s internal revenue-grade meter used for billing purposes.
“Deemed kWh” means the amount of kilowatt-hours of electricity that a given Facility would have delivered but for the occurrence of certain events caused by the related Customer for which “Supplier” under the Customer Agreement is entitled to charge such Customer (including, e.g., “Deemed Delivered Energy” and similar events).
“Hours” means the number of hours that occurred during a Measurement Period.
“Excluded Hours” means the number of hours a Facility is not delivering energy during a Measurement Period due to the occurrence of an Exclusion.
“Output Specification” means the Output Percentage guaranteed by the Output Guaranty or warranted by an Output Warranty, as may be adjusted pursuant to Section 1.04.
Section 6.02    Output Bank. Provider will maintain a ledger reflecting the Output Bank for each Output Specification.

(a)For purposes of this Article VI, the following terms are defined as follows:
“Output Bank” as of a given date of determination, is calculated for a given Output Specification over the Measurement Period as follows:
“Aggregate Actual kWh” means the sum of the Actual kWh for each Facility in the Portfolio during a Measurement Period.
“Aggregate Deemed kWh” means the sum of the Deemed kWh for each Facility in the Portfolio during a Measurement Period.
“Minimum kWh” as a given date of determination, is calculated for a given Facility over a Measurement Period as follows:
“Aggregate Minimum kWh” means the sum of the Minimum kWh for each Facility in the Portfolio during a Measurement Period.
(b)Output Bank for Output Guaranty. Within thirty (30) days after the last day of each Calendar Year, Provider will report the balance of the Output Bank for the Output Guaranty to Owner.
(c)Output Bank for Output Warranties. Within thirty (30) days after the last day of the Calendar Quarter, Provider will report the balance of the Output Bank for each Output Warranty to Owner.
(d)Output Bank Calculations. If Owner believes that the balance of the Output Bank for a given Output Specification has been calculated in error, the Parties will work in good faith to resolve such error. If Parties are unable to agree on the balance of the Output Bank within fifteen (15) days after Owner’s notice to Provider of any potentially erroneous calculation, then the procedures in Article XI (Dispute Resolution) of the EPC will apply, mutatis mutandis. If Provider fails to report the balance of an Output Bank within thirty (30) calendar days of such Output Bank’s Measurement Date, Owner may perform its own calculations and provide the balance to Provider.
Section 6.03    Exclusions. The Output Specifications will not apply during any period during which any of the following events occur which prevent Provider’s performance under this O&M (the “Exclusions”):
(a)The acts of third-parties (including Project Parties and Owner Persons) who are not Provider Persons including:
(i)Accidents, abuse, or vandalism;
(ii)Unauthorized installation, operation, repair, modification or testing; and
(iii)removal of any safety devices;
(iv)curtailment; and
(v)in respect of Shared Equipment Projects, Shared Equipment Outages occurring after the date the Shared Equipment Tripartite Agreement has been entered into by all the parties thereto.

(b)Conditions caused by movement in the physical environment in which the Facilities are installed that Provider, after reasonable care and diligence, could not have foreseen;
(c)Force Majeure Events;
(d)changes in Applicable Law that render performance of the Services impossible;
(e)an interruption in the supply of fuel or interconnection services to the Facility or a failure of the natural gas or interconnection services to comply with the specifications for fuel or power, respectively, of the applicable local distribution utility;
(f)the breach of a Project Party under a Project Document; and
(g)any period during which the Customer Warranty for a Facility is subject to suspension under the applicable Customer Agreement.
Section 6.04    Customer Warranties.
(a)If the applicable Project Company has an obligation to repair or replace the Facility under a Customer Warranty in the applicable Customer Agreement, Provider shall perform such repair or replacement per the terms of such Customer Agreement without additional compensation from Owner.
(b)If the applicable Project Company is liable for a Customer Warranty Payment under the applicable Customer Agreement, Provider will timely make such Customer Warranty Payment on behalf of such Project Company directly to Customer in accordance with the terms of such Customer Agreement or, at Owner’s election, reimburse Owner therefor.
(c)Notwithstanding the foregoing, Provider will have no liability to Owner or the applicable Project Company under clause (a) above to the extent such obligation arose out of a modification to a Project Document by Owner or the applicable Project Company in breach of Section 4.06 (Project Document Modification) of the EPC.
Section 6.05    Owner Warranty Claims. If an Output Specification as of a given Measurement Date for such Output Specification or a Customer Warranty is not met (a “Warranty Claim”), Owner shall notify Provider thereof by delivery of a Claim Notice.
(a)For a Warranty Claim for payment under the Output Guaranty, Provider will verify within fifteen (15) days of receipt of such Warranty Claim if the Output Bank for the Output Guaranty has a negative balance. Upon Provider’s verification of such Warranty Claim, Provider will make a payment to Owner within thirty (30) days of Provider’s verification equal to the product of (x) the absolute value of the balance in the Output Bank for the Output Guaranty (kw), multiplied by (y) the weighted-average of the Tolling Rates under the Customer Agreements ($/kWh) as of the Measurement Date giving rise to such Warranty Claim (such product, a “Output Guaranty Payment”); provided, Provider’s cumulative aggregate liability for all Output Guaranty Payments shall not exceed an amount equal to six percent (6%) of the Aggregate Purchase Price of the Portfolio.
(b)For a Warranty Claim under the Cumulative Output Warranty, Provider will verify within fifteen (15) days of receipt of such Warranty Claim if the Output Bank for the Output Warranty has a negative balance. Upon Provider’s verification of such Warranty Claim, within 90 days thereafter, Provider will repair or replace the applicable Underperforming Facilities such that the Portfolio will achieve instantaneous Output Percentage of at least […***…] and notify Owner of the Warranty Correction Date; provided, that in order to have achieved the Warranty Correction Date, Provider will provide Owner with evidence that the Portfolio operated at an instantaneous Output Percentage not less than […***…] following completion of the repair or replacement of the applicable Underperforming Facilities. After the Warranty Correction Date, the Portfolio shall generate at least the Aggregate Minimum kWh for the Output Warranty, as measured two hundred seventy (270) days following the Warranty Correction Date.
(c)For a Warranty Claim under the Quarterly Output Warranty, Provider will verify within fifteen (15) days of receipt of such Warranty Claim if the Output Bank for the Output Warranty has a negative balance. Upon Provider’s verification of such Warranty Claim, within 90 days thereafter, Provider will repair or replace the applicable Underperforming Facilities and notify Owner of the Warranty Correction Date; provided, that in order to have achieved the Warranty Correction Date, Provider will provide Owner with evidence that the Portfolio operated at an instantaneous Output Percentage not less than […***…] following completion of the repair or replacement of the applicable Underperforming Facilities. After the Warranty Correction Date, the Portfolio shall generate at least the Aggregate Minimum kWh for the Output Warranty, as measured for the one hundred eighty (180) day period following such Warranty Correction Date.
(d)For a Warranty Claim under a Customer Warranty, Provider will verify such Warranty Claim. Upon Provider’s verification of such Warranty Claim, Provider will cure such Warranty Claim as set forth in Section 6.04.
(e)Any Claim Notice must be delivered no later than ninety (90) days from the expiration of the O&M Term. Upon submission of a Claim Notice, Provider will verify the Warranty Claim set forth therein within fifteen (15) Business days.
Section 6.06    Disclaimers.
(a)EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY SET FORTH HEREIN, THE SERVICES PROVIDED BY PROVIDER TO OWNER PURSUANT TO THIS O&M SHALL BE “AS-IS WHERE-IS.”  NO OTHER WARRANTY TO OWNER OR ANY OTHER PERSON, WHETHER EXPRESS, IMPLIED OR STATUTORY, IS MADE AS TO THE INSTALLATION, DESIGN, DESCRIPTION, QUALITY, MERCHANTABILITY, COMPLETENESS, USEFUL LIFE, FUTURE ECONOMIC VIABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY FACILITY IN THE PORTFOLIO, THE SERVICES OR ANY OTHER WORK PROVIDED HEREUNDER OR DESCRIBED HEREIN.
(b)IF ANY FACILITY IS OPENED OR MODIFIED BY OWNER OR ANY OWNER PERSON, (EXCLUDING CUSTOMERS AND EMERGENCY RESPONDERS) FOR ANY REASON OTHER THAN IN RESPONSE TO AN EMERGENCY POSING IMMINANT RISK TO PERSONS OR PROPERTY OR IN RESPONSE TO AN INJUCTION OR OTHER LEGALLY COMPELLED OR MANDATED ACTION (IN WHICH CASE BUYER SHALL PROVIDE IMMEDIATE NOTICE TO CONTRACTOR OF THE EXISTENCE OF SUCH ACTION), THEN, AS OF THE DATE SUCH FACILITY WAS OPENED OR MODIFIED, THE PORTFOLIO WARRANTIES SHALL BE NULL AND VOID.
Section 6.07    Transfer. No warranty, guaranty, or other rights or entitlements under this O&M may be transferred to any third person by Owner unless in compliance with Article XIII of the EPC including.
Section 6.08    Liquidated Damages; Estoppel. The Parties acknowledge and agree that it would be impracticable or impossible to determine with precision the amount of damages that would or may be incurred by Owner as a result of the Portfolio’s failure to satisfy an Output Specification. It is therefore understood and agreed by the Parties that: (a) Owner may be damaged by the Portfolio’s failure to satisfy an Output Specification; (b) it would be impractical or impossible to fix the actual damages to Owner resulting therefrom; and (c) payment of a Output Guaranty Payment or a Termination Value, as the case may be, for the Portfolio’s failure to perform under the Output Guaranty and the Output Warranty, respectively, are in the nature of liquidated damages, are not a penalty, and are a fair and reasonable estimate of appropriate compensation for the losses that Owner may reasonably be anticipated to incur by such failure.
Article VII.
FACILITY TERMINATION EVENTS AND REMEDIES
Section 7.01    Facility Termination Events. Unless disputed in good faith, the following shall be “Facility Termination Events” with respect to a Facility:
(a)Provider fails to perform a Warranty Correction and (i) with respect to a Customer Warranty such failure continues until the expiration of all applicable cure periods in the applicable Customer Agreement or (ii) with respect to a failure to achieve an Output Specification, such failure continues until the expiration of all applicable cure periods in this Agreement; or
(b)Customer terminates its Customer Agreement due to Provider’s failure to cure a Customer Warranty within the time periods provided for therein.
Section 7.02    Facility Termination Event Remedies.
(a)Upon the occurrence and continuance of a Facility Termination Event arising out of Provider’s failure to perform a Warranty Correction for an Output Specification, Owner may, but shall not be required to, require Provider to purchase the Underperforming Facility or Underperforming Facilities, as the case may be, in accordance with Section 7.03 commencing with the most Underperforming Facility and continuing until the removal of the Underperforming Facility(ies) from the Portfolio is reasonably likely to comply with the Output Specifications calculated through the final days of the applicable Measurement Dates. Upon the occurrence and continuance of a Facility Termination Event arising out the termination of a Customer Agreement due to Provider’s failure to cure a Customer Warranty, Owner may, written notice, require Provider to purchase the Facility associated with such Customer Agreement.
(b)EXCEPT FOR SECTIONS 6.04(A)(II) (CUSTOMER WARRANTIES) AND 6.05(A) (WARRANTY CLAIMS), PROVIDER’S PURCHASE OF THE FACILITY IN CONNECTION WITH A FACILITY TERMINATION EVENT SHALL PRECLUDE ANY FURTHER OWNER REMEDIES WITH RESPECT TO THE PROJECT AS A RESULT OF SUCH PURCHASE EVENT, AND PROVIDER’S PAYMENT OF THE TERMINATION VALUE IN ACCORDANCE WITH SECTION 7.03 SHALL CONSTITUTE PROVIDER’S SOLE AND EXCLUSIVE LIABILITY ARISING FROM SUCH FACILITY TERMINATION EVENT; PROVIDED THAT, PROVIDER SHALL REMAIN RESPONSIBLE FOR ANY LIABILITY TO OWNER ACCRUED PRIOR TO THE PURCHASE OF THE FACILITY THAT OWNER IS NOT OTHERWISE COMPENSATED FOR THROUGH THE PAYMENT OF THE TERMINATION VALUE.
Section 7.03    Termination Mechanics. If Provider is required to purchase a Project under Section 7.02, then:
(a)Provider shall pay to Owner a price in the amount of the Termination Value within twenty (20) Business Days after receipt of a notice from Owner under Section 7.02(a);

(b)title to the Facility shall automatically transfer back to Provider on an AS IS basis upon Owner’s receipt of such payment and Owner shall deliver a Bill of Sale to Provider evidencing such transfer of title;
(c)Provider shall, within ninety (90) after the date of payment of the Termination Value (or such shorter period as may be required by the Customer Agreement), at its sole cost and expense, remove the Facility from the applicable Site in accordance with Section 2.03 (Facility Removal);
(d)such Facility shall no longer be deemed a part of the Portfolio and Schedule 1 will be updated to reflect the Project’s removal from the Portfolio and the Facility will be excluded from the calculation of the Portfolio Warranties; and
(e)Provider and Owner’s rights and obligations with respect to the Facility under this O&M shall terminate in full, except for those provisions that expressly survive by their terms.
Article VIII. TERMINATION AND INDEMNIFICATION
Section 8.01    Termination.
(a)With respect to a given Facility, Owner may terminate this O&M:
(i)upon Provider’s failure to perform its obligations under the O&M for such Facility (excluding any obligations under Article VI) which failure Provider does not cure within a period of thirty (30) days after receipt of written notice of such failure to cure the same; provided, if Provider commences to cure such failure during such thirty-day period and is diligently and in good faith attempting to effect such cure, said cure period shall be extended for sixty (60) additional days;
(ii)upon Provider’s failure to comply with its Customer Warranty obligations with respect to such Facility, which failure Provider does not cure within ten (10) Business Days after receipt of Owner’s written notice thereof; or
(iii)for Owner’s convenience by written notice at any time prior to June 30 of any calendar year, in which case the effective date of such termination shall be December 31 of the year in which the notice of termination is given. If a notice of termination is given under this Section 8.01(a)(iii) after June 30 of a calendar year, then the termination will be effective as of December 31 of the next calendar year.
(b)With respect to the entire Portfolio, Owner may terminate this O&M:
(i)Upon the occurrence of a Bankruptcy Event of Provider where Provider is prohibited from performing its obligations under this O&M for a period in excess of thirty (30) days as a result of such Bankruptcy Event;
(ii)upon Provider’s failure to pay an Output Guaranty Payment or any Termination Value, as applicable, when due and payable under this O&M, which failure Provider does not cure after ten (10) Business Days upon receipt of Owner’s written notice thereof; provided, however, that if the amount of any Provider non-payment or under-payment of an Output Guaranty Payment or any Termination Value, as applicable, is isolated to one or more specific Facilities, Owner may terminate this O&M, suspend payment only with respect to such specific Facility, or offset payments with respect to other Facilities in the Portfolio equal to the amount owed by Provider with respect to the Facility for which Provider is in default; or

(iii)for Owner’s convenience by written notice at any time prior to June 30 of any calendar year, in which case the effective date of such termination shall be December 31 of the year in which the notice of termination is given.
(c)Provider may terminate this O&M in full:
(i) upon a Bankruptcy Event of Owner;
(ii)upon Owner’s failure to pay the Service Fees due hereunder or any other amounts under Article V (Payment) when due and payable under this O&M which failure Owner does not cure after ten (10) Business Days upon receipt of Provider’s written notice thereof; provided, however, that if the amount of any Owner non-payment or under-payment of a Provider Service Fee invoice is isolated to one or more specific Facilities, Provider may terminate this O&M, suspend Services only with respect to such specific Facility or Facilities, or offset payments with respect to other Facilities in the Portfolio equal to the amount owed by Owner with respect to the Facility for which Owner is in default.
(d)Provider may terminate this O&M or suspend Services, in each case solely with respect to a single Project, unless due to a Force Majeure Event, upon Owner’s failure to perform any obligation under Article IV (Owner’s Rights and Responsibilities) which failure Owner does not cure within a period of thirty (30) days after receipt of written notice of such failure to cure the same; provided, further, that if Owner commences to cure such failure during such period and is diligently and in good faith attempting to effect such cure, said period shall be extended for sixty (60) additional days.
(e)Either Party may terminate this O&M with respect to a Project as follows:
(i)if the related Customer Agreement is terminated early or expires by its terms, provided that, in the case of a termination by Provider hereunder, if Owner elects to cause Provider to acquire the affected Project, the Provider’s termination right shall occur after Provider purchases the Project and pays the Termination Value for the Project in accordance with Section 7.03);
(ii)the EPC is terminated with respect to such Project before the Facility achieves COO, provided the Provider termination right shall occur after any remediation of the affected Site required under the Customer Agreement is completed; or
(iii)Upon Provider’s payment of the Termination Value for a Project in accordance with Section 7.03.
Section 8.02    Preservation of Rights. Upon a termination of this O&M under Section 8.01:
(a)all rights and obligations of the Parties hereto shall be terminated and discharged in full; provided, such termination shall not affect any rights or obligations as between the Parties which may have accrued prior to such termination, including any rights or remedies available in equity or at law, or which expressly or by implication are intended to survive termination whether resulting from the event giving rise to termination or otherwise.
(b)With respect to a termination under Section 8.01(a), in addition to termination of this O&M with respect to the applicable Project and any rights or remedies available in equity or at law, Owner may suspend payment of Service Fees for such Project.
(c)such Project shall no longer be deemed part of the Portfolio.

Section 8.03    Mitigation. In exercising any of the foregoing remedies, each Party shall use commercially reasonable efforts to mitigate its damages.
Section 8.04    Rights Cumulative. Except as expressly otherwise provided herein, the rights of each of the parties under this O&M are cumulative, may be exercised as often as any party considers appropriate and are in addition to each such party’s rights under this O&M, any of the agreements related thereto or under applicable law. Any failure to exercise or any delay in exercising any of such rights, or any partial or defective exercise of such rights, shall not operate as a waiver or variation of that or any other such right, unless expressly otherwise provided.
Section 8.05    Survival. Notwithstanding the foregoing, the following provisions of this O&M shall survive termination or expiration of this O&M: Section 3.04(e); Section 3.05 (Data Access); Section 4.04 (Title to Replacement Parts); Section 6.06 (Disclaimers); Section 6.07 (Transfer); Section 7.02(b); Section 9.01 (Mutatis Mutandis); Section 10.01 (O&M Replacement), and Article XI (IP License and Infringement), as well as any liability which has accrued hereunder and which has not been fully discharged prior to the date of termination or any duty or obligation which by its nature is intended to survive termination.
Section 8.06    Liquidated Damages; Estoppel. The Parties acknowledge and agree that it would be impracticable or impossible to determine with precision the amount of damages that would or may be incurred by Owner as a result of the Portfolio’s failure to satisfy any Portfolio Warranty. It is therefore understood and agreed by the Parties that: (a) Owner may be damaged by Provider’s failure to satisfy a Portfolio Warranty; (b) it would be impractical or impossible to fix the actual damages to Owner resulting therefrom; and (c) any cash payments in respect of a Warranty Claim under the Output Guaranty and any Termination Value payable to Owner for failure to meet such obligations are in the nature of liquidated damages, and not a penalty, and are fair and reasonable estimate of compensation for the losses that Owner may reasonably be anticipated to incur by such failure.
Article IX.
MUTATIS MUTANDIS
Section 9.01    Mutatis Mutandis. The following provisions of the EPC shall apply to this O&M, mutatis mutandis, as if they had been fully set forth herein: Sections 3.02 (Labor and Personnel); Section 3.03 (Subcontractors); Section 3.04 (Permitting); Section 3.06 (IP); Section 3.07 (Project Documents); Section 4.02 (Buyer Cooperation); Section 4.06 (Project Document Modifications); Section 5.07 (Reimbursable Credit Support); Section 6.05 (Licenses); Section 6.10 (Infringement Warranty); Section 6.11 (Infringement Claims); Article VIII (Confidentiality); Article X (Indemnification); Article XI (Dispute Resolution); Section 12.03 (Survival); Article XIII (Assignment and Transfer); Article XIV (Miscellaneous).
Article X.
O&M REPLACEMENT
Section 10.01    Replacement O&M.
(a)Any Transfer of any Facility and this O&M is subject to Article XIII of the EPC. If a Transfer in violation of Article XIII of the EPC occurs, then Provider may turn off its remote monitoring system with respect to the Facility and terminate access to BloomConnect.
(b)If a Facility is no longer covered by this O&M due to the expiration of its terms then Owner and Provider will enter into good faith negotiations to either renew the O&M Term of this O&M or enter into a new operations and maintenance agreement with substantially the same terms and pricing that Provider gives all of its similar customers with similar equipment at that time.

(c)Owner will not engage any other third party to provide operations and maintenance service in respect of any Facility without Provider’s express written consent, such consent not to be unreasonably withheld, unless this O&M was terminated by Owner with respect to such Facility pursuant to its terms in connection with a failure by Provider to perform its obligations hereunder.
(d)If Owner proposes to engage a Competitor to provide operations and maintenance service in respect of any Facility under paragraph (c) above, then, unless this O&M was terminated by Owner with respect to such Facility pursuant to its terms in connection with a failure by Provider to perform its obligations hereunder, prior to Owner engaging the Competitor, Owner shall give notice thereof to Contractor, which notice shall specify the fees offered by such Competitor, the scope of services and any other material terms of such proposed agreement. Upon receipt of such notice, Contractor shall have ten (10) Business Days to notify Owner of its election, in its sole discretion, to extend the Term of the O&M or enter into a new agreement with Owner, in each case on the same terms as offered by the Competitor. If Contractor does not elect to match the Competitor offer within the time prescribed in this paragraph (d), Owner may proceed to engage the Competitor to provide operations and maintenance services in respect of the applicable Facility.
Article XI. IP LICENSE AND INFRINGEMENT
Section 11.01    System and Software Licenses. With respect to each Facility subject to this O&M, Provider hereby reaffirms and grants to Owner for purposes of this O&M the System License and Software License granted to Buyer under the EPC in accordance with the terms set forth in the EPC.
Section 11.02    Infringement Warranty. With respect to each Facility subject to this O&M, Provider hereby reaffirms and restates in favor of Owner the Infringement Warranty granted to Buyer under the EPC in accordance with the terms set forth in the EPC.
[Remainder of page intentionally left blank]

In witness whereof, Owner and Provider have caused this O&M to be signed by their respective duly authorized officers as of the Effective Date.

OWNER:	PROVIDER:
RAD BLOOM PROJECT HOLDCO LLC, a Delaware limited liability company	BLOOM ENERGY CORPORATION, a Delaware corporation

By: /s/ David Jonathan Matt	By: /s/ Greg Cameron
Name: David Jonathan Matt	Name: Greg Cameron
Title: Managing Member	Title: EVP and Chief Financial Officer

Schedule 1
Portfolio Projects

Schedule 2

Schedule 2
Services
•Periodic ongoing maintenance activities, as applicable:
•Check surge protection device and replace as necessary
•Replace main blower filter element
•Replace air conditioning unit filter element if applicable
•Replace auxiliary blower filter element
•Remove any debris and vacuum inside of each cabinet
•Remove any debris from the exterior of cabinets
•Check all FCM hotbox enclosures for any leaking or cracks
•Replace door filters
•Field Service Obligations, as applicable:
•An e-mail announcement of a service appointment will be sent to address(es) specified by the Owner informing of a service visit in advance of a service visit
•Field Service personnel will sign in at a security office as required by Owner
•Field Service personnel will safely and securely maintain and repair the systems as needed in accordance with our established and released procedures
•Bloom human resources and environmental health and safety (“EH&S”) will work with Owner to fulfill requirements for certification of drug testing, training, and other EH&S procedures
•Site visit protocols, as applicable:
•Works with Owner to resolve issues
•Inspection of installed equipment to ensure peak performance
•Inspection of all components to ensure proper operation within product and environmental specifications
•Clearly and professionally interact with Owner regarding status of Site visits, performance of their systems and general fuel cell education
•Spare Parts
•Provider maintains a list of all spare parts including field replaceable units (FRUs) and consumables for each of its commercial products
•Spare parts are stocked in localized third party logistics depots in each service zone
•The most common and most critical parts are stocked in each local depot and replenished on a weekly schedule
•Parts not stocked in localized depots are dispatched from our warehouses via FedEx or other carriers and couriers
•Failure Response Protocol:
Schedule 2

•Emergency Response Protocol:
•Contact lists of Bloom Energy personnel to be contacted during normal business hours and during off hours (24-7-365 emergency escalation path) are provided for each region where Bloom Energy fuel cell projects that are installed and operational are located in order to remedy situations posing a risk to persons or property
•Remote shutdown from Bloom remote monitoring control center (“RMCC”) if required
•Emergency power off button provided onsite
•Remote monitoring:
•24/7/365 performance monitoring and control of fleet
•1st level troubleshooting
•Cross-functional interface with engineering, Software, controls, quality
•Optimize performance
•Support new Owner site start-ups
•Owner performance analysis – daily
•Monitor closely if NG conditioning canister replacement is required and if so, replace

•Subcontracted Services. The following may in some cases be performed by Subcontractors:
•Water de-ionization system replenishment
•Static transfer switch maintenance and repair
•Some annual maintenance and upgrade work
•Filter delivery, replacement, removal
•High voltage transformer and switchgear maintenance
•Circuit breaker and similar maintenance
•Battery replacement
•Some Facility performance upgrades
•NG conditioning canister replacement
•Management Staff:
•Customer Installations Group (CIG) – turnkey design, engineering, procurement, permitting, and installation
•Field Services – commissioning, operations, and monitoring of servers
•Customer Experience – interface with customer
Schedule 2

•Asset Management Group – deployment and reporting
•All Modules are instrumented to securely record over 1000 data points per server and stored in a data historian that resides in a Secure Co-located Data Center and Backed Up for data recovery
•CIG and Field Service employees are subject to drug tests, background checks, and other screening protocols based on customer site requirements
•Bloom Energy maintains a code of safe practices and ensures that copies are provided to all applicable field service technicians and includes:
•Injury and illness prevention program
•Required Personal Protection Equipment (PPE)
•Corporate EH&S Standard
•Proper use of powered industrial trucks
•Contracted Crane Operations
•Ladder safety program
•Electrical Safety and Lock-Out Tag-Out (LOTO)
•Fall protection
•First aid/CPR program
•Provider EH&S program
•Bloom Energy Safety Commitment

Schedule 2

Schedule 2

Schedule 3
Insurance

Insurance.  At all times during the O&M Term, without cost to Owner, Provider shall maintain in force and effect the following insurance, which insurance shall not be subject to cancellation, termination or other material adverse changes unless the insurer delivers to Owner written notice of the cancellation, termination or change at least thirty (30) days in advance of the effective date of the cancellation, termination or material adverse change or if notice from the insurer to Owner of material adverse change is not available on commercially reasonable terms then Provider shall provide Owner with such notice as soon as reasonably possible after becoming aware of such change. For the avoidance of doubt, a change to Contractor’s Commercial General Liability or umbrella liability insurance policies that includes […***…] shall constitute a “material adverse change” within the meaning if this paragraph.
(a)Worker's Compensation Insurance as required by the laws of the state in which Provider’s employees are performing EPC Services or Facility Services;
(b)Employer's liability insurance with limits at policy inception not less than One Million Dollars ($1,000,000.00) per occurrence;
(c)Commercial General Liability Insurance ([…***…]), including bodily injury and property damage liability (arising from premises, operations, contractual liability endorsements, products liability, or completed operations) with limits not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) annual aggregate limit at policy inception;
(d)If there is exposure, automobile liability insurance in accordance with prudent industry practice with a limit of not less than One Million Dollars ($1,000,000.00), combined single limit per occurrence;
(e)Umbrella liability insurance ([…***…]) acting in excess of underlying employer’s liability, commercial general liability and automobile liability policies with […***…] per occurrence, except that any first-tier subcontractors shall be required to maintain such insurance with limits of not less than […***…];
(f)Professional errors and omission insurance with a limit of not less than One Million Dollars ($1,000,000.00) per occurrence;
(g)Environmental/pollution liability insurance with a limit of not less than One Million Dollars ($1,000,000.00) per claim;
(h)Provider shall cause Owner and Owner Financing Parties to be included as additional insured to all insurance policies required in accordance with the provisions of this Agreement except for worker’s compensation and professional errors and omission insurance.  The required insurance must be written as a primary policy not contributing to or in excess of any policies carried by Owner or Financing Parties, and each must contain a waiver of subrogation, in form and substance reasonably satisfactory to Owner and Owner Financing Parties, in favor of Owner and Owner Financing Parties.

The insurances contemplated in this clause are primary.  The Parties acknowledge that, if a claim is made under any of the insurances contemplated in this Agreement, it is their intention that the insurer cannot require the Party first to exhaust indemnities referred to in this Agreement before the insurer’s obligation to perform is mature, subject to the insurer’s later pursuing subrogation, in which event any recovery will be credited by such insurer pro tanto in favor of the policyholder.  Where applicable, each of these insurances will:
Schedule 3

(a)be effected with an insurer reasonably acceptable to Owner and Owner Financing Parties;
(b)contain a waiver of subrogation in favor of Owner and Owner Financing Parties; and
(c)include a provision that such insurance is primary insurance with respect to the interests of Owner and Owner Financing Parties and Provider and that any other insurance maintained by Owner and Owner Financing Parties is excess and not contributory insurance with the insurances required under this Agreement; and
(d)include a provision that should there be a material change to the coverage that the Owner and the Financing Parties be notified within 30 days of material change. If the insurer cannot notify then the Provider shall provide such notification to include information as to why the insurance is no longer commercially available and what efforts were made to provide the coverage in a manner that is satisfactory to the Owner and the Financing Parties.
Provider shall provide Owner with evidence of compliance with these insurance requirements when requested by Owner from time to time on a reasonable basis. Upon Buyer’s reasonable request, Contractor shall provide for its review specific policy language concerning additional insured endorsements and exclusions from coverage.

Schedule 3

Schedule 4
Service Fees

Calendar Months since Facility COD	Rate ($/kW-month)
	[…***…]	[…***…]
1 through 12	[…***…]	[…***…]
13 through 24	[…***…]	[…***…]
25 through 36	[…***…]	[…***…]
37 through 48	[…***…]	[…***…]
49 through 60	[…***…]	[…***…]
61 through 72	[…***…]	[…***…]
73 through 84	[…***…]	[…***…]
85 through 96	[…***…]	[…***…]
97 through 108	[…***…]	[…***…]
109 through 120	[…***…]	[…***…]
121 through 132	[…***…]	[…***…]
133 through 144	[…***…]	[…***…]
145 through 156	[…***…]	[…***…]
157 through 168	[…***…]	[…***…]
169 through 180	[…***…]	[…***…]
181 through 192	[…***…]	[…***…]
193 through 204	[…***…]	[…***…]
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Ancillary Module Fees (Standard Adders)

Service Pricing		Monthly
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Schedule 3

Schedule 5
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1.[…***…]:

[…***…].
2.[…***…].
3.[…***…].
4.[…***…].
5.[…***…].

Exhibit A
Form of Claim Notice

To:     Bloom Energy Corporation, a Delaware corporation (the “Provider”)
This Claim Notice, dated ________, 20__, is given pursuant to Section 6.05 (Warranty Claim) of that certain Operations and Maintenance Agreement, by and between Provider and RAD Bloom Project Holdco LLC, a Delaware limited liability company (the “Owner”), dated as of June 25, 2021 (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “O&M”).
Owner hereby notifies Provider of a breach of the following Warranty Claim (check one):

☐	Output Guaranty
☐	Output Warranty
☐	Customer Warranty
Please verify the same.

OWNER:
RAD BLOOM PROJECT HOLDCO LLC, a Delaware limited liability company

By: ____________________________
Name:
Title:

Exhibit B
Form of Quarterly Report

Form of Quarterly Report uploaded to Data Room as Microsoft Excel filename “Quarterly Report.”

Facility/Site	kWh	Nameplate	Equivalent Duration (kWh/Site NP) (hrs)	Start Time	Event Category	Event Description